41Exhibit 10.3

CONFIRMATION OF ADMENDMENT NO. 1 TO
IRREVOCABLE LETTER OF CREDIT NO. 2018-10

March 1, 2019

Employers Preferred Insurance Company
10375 Professional Circle
Reno, NV 89521-4802

Greetings:

The Federal Home Loan Bank of San Francisco (the "Bank") hereby confirms that, at the request and for the account of Employers Preferred Insurance Company, Reno, Nevada (the "Member"), the Credit Amount (as defined therein) of Irrevocable Standby Letter of Credit No. 2018-10 ("the Credit"), will be increased by the Bank as specified below, subject to the Member’s continuing compliance with the Bank’s Advances and Security Agreement and other applicable agreements, as well as with the Bank’s Credit Program and specific eligibility or documentation requirements and policies applicable to specific Bank products. Also, statutory or regulatory conditions (including regulatory limits on Bank credit to capital-deficient savings institutions) may apply. The Credit Amount is being increased pursuant to the Letter of Credit Reimbursement Agreement (the "Reimbursement Agreement") between the Bank and the Member. The rights and obligations of the Bank and the Member with respect to each other in regard to the Credit are as set forth in the Reimbursement Agreement and herein.

A.	Beneficiary Name and Address:	Insurance Commissioner, State of California c/o Chief, Securities Transaction Unit 300 Capitol Mall, Suite 14th Floor Sacramento, CA 95814
B.	Type of Transaction:	Liquidity - Other Funding
C.	Current Credit Amount:	$50,000,000
D.	Amended Credit Amount:	$110,000,000
E.	Current Expiration Date:
March 31, 2019 (Evergreen with automatic one (1) year extensions unless the Bank notifies the beneficiary at least sixty (60) days prior to the then applicable Expiration Date of its election not to renew.)

F.	Effective Date of Amendment:	March 1, 2019
G.	Amendment Fee	$500 (charged to the Member's Settlement/ Transaction Account (STA) on the effective date of the amendment)

Federal Home Loan Bank of San Francisco 600 California Street, Suite 300 Post Office Box 7948 415.616.100
San Francisco, CA 94108 San Francisco, CA 94108 fhlbsf.com

The original amendment will be given to the beneficiary at its above address.

Pursuant to the Bank's policy, the Member is required to reimburse the Bank for any attorney's fees, accountants' fees or other out-of-pocket costs associated with the Bank's issuance or modification of the Credit.

The Member covenants, represents and warrants with and to the Bank that the terms set forth above are those that the Member has requested and by which the Member agrees to be bound.

Please have this Confirmation signed where indicated below by an authorized signer for the Member and return it to the Bank immediately.

EMPLOYERS PREFERRED INSURANCE COMPANY

By	/s/ Michael S. Paquette	/s/ Matthew Hendricksen

Title	Treasurer	VP Treasury & Investments